Exhibit 5.3

April 22 , 2022

To: VIYI Algorithm Inc.

(Referred as the “Company”)

Re: Legal Opinion on Certain PRC Legal Matters

Ladies and Gentlemen:

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region, or Taiwan) and as such are qualified to issue this opinion on the laws, regulations, rules, judicial interpretations and other legislation of the PRC effective as of the date hereof.

We have acted as your legal counsel on the laws of the PRC in connection with the business combination, by the Company as outlined in the Company’s Registration Statement on Form S-4, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “SEC”) about the Business Combination.

广东嘉银律师事务所

Guangdong Jiayin law firm

广东嘉银律师事务所

地址：深圳市福田街道中康路卓越梅林中心广场(北区)1栋1203（邮编518000）

Address：Room 1203, building 1, Zhuoyue Meilin Central Plaza (North District), Zhongkang Road, Futian street, Shenzhen, China

电话(Tel): (+86) 0755-82779960 http://www.shenzhenfalvw.com/

A. Documents and Assumptions

In rendering this opinion, we have carried out due diligence and examined copies of the Registration Statement, and other documents as we have considered necessary or advisable for rendering this opinion, including but not limited to originals or copies of the due diligence documents provided to us by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates issued by the Governmental Agencies (as defined below) (collectively, the “Documents”). Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by relevant Governmental Agencies or appropriate representatives of the Company or the PRC Companies. In giving this opinion, we have made the following assumptions (the “Assumptions”):

(1) all signatures, seals, and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2) each of the parties to the Documents, other than the PRC Companies, (i) if a legal person or other entity, is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party, and, if a legal person or other entity, following the laws of its jurisdiction of organization and/or the laws that it is subject to;

(3) the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended, or supplemented, and no amendments, revisions, supplements, modifications, or other changes have been made, and no revocation or termination has occurred, concerning any of the Documents after they were submitted to us for this opinion;

(4) the laws of jurisdictions other than the PRC which may apply to the execution, delivery, performance, or enforcement of the Documents are complied with;

(5) all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this opinion, including but not limited to the statements outlined in the Documents, are true, correct, and complete;

(6) all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true, and correct;

(7) each of the Documents is legal, valid, binding, and enforceable following their respective governing laws, other than PRC Laws (as defined below), in any respects;

(8) all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Documents have been obtained or made, and are in full force and effect as of the date thereof; and

(9) all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Company from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

In addition, we have assumed and have not verified the truthfulness, accuracy, and completeness as to factual matters of each Document we have reviewed.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC.
“Governmental Authorization”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from, or with any Governmental Agency under any PRC Laws.
“M&A Rules”	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (关于外国投资者并购境内企业的规定), which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange, on August 8, 2006, and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.
“CSRC”	means the China Securities Regulatory Commission.
“PRC Companies”	means, collectively, the PRC-incorporated companies as set out in Schedule I attached hereto.
“PRC Laws”	means any laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.
“WFOE”, “Shenzhen Weiyixin”	means深圳市微易芯科技有限公司（Shenzhen Weiyixin Technology Co., Ltd.）, a company incorporated under the PRC Laws.
“Historical VIE”	means深圳市易天互联网络科技有限公司（Shenzhen Yitian Internet Technology Co., Ltd）, a company incorporated under the PRC Laws.

“Historical VIE Agreements”	means the agreements outlined in Schedule II are attached hereto which were terminated in April 1, 2022.
“PRC Authorities”	means any national, provincial, or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal, or any other judicial or arbitral body in the PRC.

C. Opinions

Based on the foregoing and subject to any matters not disclosed to us, we are of the following opinion:

(1) M&A Rules. Based on our understanding of the current PRC Laws, the Company is not required to obtain approval from the CSRC under the M&A Rules for listing and trading of the Securities, because ,(i) The CSRC currently has not issued any definitive rules or interpretations concerning whether offerings are subject to the CSRC approval procedures under the M&A Rules. ; (ii) the Company established WFOE that are wholly-owned foreign enterprises utilizing foreign direct investment and not through a merger or acquisition of the equity or asset of a “PRC domestic company” as defined under the M&A Rules; and (iii) no explicit provision in the M&A Rules classifies the contractual arrangements between the Company and the Historical VIE as a type of acquisition transaction falling under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinion stated above is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

(2) Organization Structure. Based on our understanding of the current PRC Laws, (i)The company’s ownership structure and contractual agreements with its Historical VIE comply with PRC law, does not and will not violate applicable PRC Laws currently in effect;(ii) each of the Historical VIE agreements between the company and its Historical VIE and associated agreements which form the basis of the company’s control over Historical VIE, during the period from the date of execution until the date of termination, were valid, binding and enforceable in accordance with its terms and applicable PRC Laws currently in effect, and will not violate any applicable PRC Laws at the time thereof and currently in effect, (iii) the business operations of the Historical VIE comply with existing PRC laws and regulations at the time thereof and currently in effect. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurances that the PRC Authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

(3) Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments following the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provides for the recognition and enforcement of foreign judgments. According to the PRC Civil Procedures Law, the PRC court will not enforce a foreign judgment against a company or its directors and officers though the judgment violates the basic principles of PRC Laws or national sovereignty, security, or public interest. As a result, it is uncertain whether the PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(4) Taxation. The statements made in the Registration Statement under the caption “REGULATIONS APPLICABLE TO VIYI—Laws and Regulations Relating to Taxation” which concerning the PRC tax laws and regulations or interpretations , constitute true and accurate descriptions of the matters described therein in all material respects and such statements constitute our opinion.

(5) Business operations of PRC subsidiaries. Based on our verification, the Company’s PRC subsidiaries have obtained the requisite licenses and permits from the PRC government authorities that are material for the business operations of the Company in the PRC. However, there are uncertainties relating to the regulation of the Internet business in China, the PRC government extensively regulates the Internet industry, including the licensing and permit requirements of companies in the Internet industry. And these Internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. And there can be no assurance that the company will be able to timely obtain or maintain all the required licenses or approvals, permits, or to complete filing, registration or other formalities necessary for the company’s present or future operations.

(6) PRC Laws. To the best of our knowledge after due and reasonable inquiry, the statements outlined in the Registration Statement under the captions “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS”, “RISK FACTORS”, “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VIYI”, “BUSINESS OF VIYI” and “REGULATIONS APPLICABLE TO VIYI”, in each case insofar as such statements purport to constitute summaries of the matters of the PRC Laws, fairly reflect the matters purported to be summarized and are true and correct in all material respects.

D. Qualifications

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1) Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2) PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended, or revoked in the future with or without retrospective effect.

(3) Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4) Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion concerning the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5) This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation, and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect, and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations (including the M&A Rules), and their application to and effect on the legality, binding effect, and enforceability of contracts such as the Historical VIE Agreements and transactions contemplated by the Historical VIE Agreements, are subject to the discretion of the competent Governmental Agency.

(6) The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances following their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language regarding matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company and the PRC Companies in connection with the business combination and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates, representations, and confirmations of responsible officers and employees of the Company, the PRC Companies, and Governmental Agencies.

(7) We have not undertaken any independent investigation, search, or other verification action to determine the existence or absence of any factor to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Companies or the rendering of this opinion.

(8) This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This opinion is strictly limited to the matters stated therein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is delivered solely for and in connection with the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

This opinion is intended to be used in the context which is specifically referred to herein and each section should be looked at as a whole and no part should be extracted and referred to independently. It is delivered in our capacity as the Company’s PRC legal counsel solely for the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent. We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Guangdong Jiayin law firm

Guangdong Jiayin law firm

SCHEDULE I

List of PRC Companies

1. Shenzhen Weiyixin Technology Co., Ltd.

2. Shenzhen Yitian Internet Technology Co., Ltd.

3. Korgas 233 Technology Co., Ltd.

4. Shenzhen Qianhai Wangxin Technology Co., Ltd.

5. Shenzhen Yiyou Online Technology Co., Ltd.

6. Wuhan 233 Interactive Entertainment Technology Co., Ltd.

7. Weidong Technology Co., Ltd.

8. Korgas Weidong Technology Co., Ltd.

9. Tianjin Weidong Technology Co., Ltd.

10. Shanghai Weimu Technology Co., Ltd.

11. Shanghai Guoyu Information Technology Co., Ltd.

12. Kashi Guoyu Information Technology Co., Ltd.

13. Shenzhen Viwotong Technology Co., Ltd.

14. Guangzhou Tapuyu Internet Technology Co., Ltd.

15. Pengcheng Keyi (Xi'an) Intelligence Technology Co., Ltd.

SCHEDULE II

List of Historical VIE Agreements

1、 Equity Interest Pledge Agreement among Shenzhen Weiyixin, Shenzhen Yitian, and the shareholders of Shenzhen Yitian dated December 24, 2020

2、 Exclusive Share Purchase Option Agreement among Shenzhen Weiyixin, Shenzhen Yitian, and the shareholders of Shenzhen Yitian dated December 24, 2020

3、 Exclusive Business Cooperation Agreement between Shenzhen Weiyixin and Shenzhen Yitian dated December 24, 2020

4、 Loan Agreement among Shenzhen Weiyixin and the shareholders of Shenzhen Yitian dated December 24, 2020

5、 Form of Power of Attorney by shareholders of Shenzhen Yitian dated December 24, 2020

6、 Form of Spousal Consents dated December 24, 2020